Exhibit 1.1

Execution Version

CLEAN ENERGY FUELS CORP.

$100,000,000

Common Stock

($0.0001 par value)

Equity Distribution Agreement

June 7, 2021

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Ladies and Gentlemen:

This Equity Distribution Agreement, dated as of June 7, 2021, by and between Clean Energy Fuels Corp., a corporation organized under the laws of Delaware (the “Company”), and Goldman Sachs & Co. LLC (the “Manager”). The Company and the Manager confirm their agreement (this “Agreement”) as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares of the Company’s common stock, $0.0001 par value (the “Common Stock”) having an aggregate offering price up to $100,000,000 (“Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as exclusive agent of the Company for the purpose of making offers and sales of the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex D hereto, relating to such sale in accordance with Section 3 of this Agreement.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager that:

(a) (i) An “automatic shelf registration statement” as defined under Rule 405 promulgated under the Securities Act of 1933, as amended (the “Act”) on Form S-3 (File No. 333-255959) in respect of the Shares has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; (ii) the Registration Statement (as defined below), and any post-effective amendment thereto, became effective on filing; and (iii) no stop order suspending the effectiveness of the Registration Statement is in effect, no proceeding for that purpose has been initiated or to the Company’s knowledge, been threatened by the Commission, and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; the most recent prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Prospectus Supplement”; the various parts of such registration statement, including all exhibits thereto but excluding Form T-1 and including any prospectus supplement relating to the Shares that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) from time to time as provided by Section 4(q) of this Agreement is hereinafter called an “Interim Prospectus Supplement”; the Basic Prospectus, as amended and supplemented by the Prospectus Supplement and the most recent Interim Prospectus Supplement (if any), that was included in the Registration Statement immediately prior to each Applicable Time (as defined in Section 2(e) hereof), is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, the Prospectus Supplement, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report on Form 10-K of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Shares is hereinafter called an “Issuer Free Writing Prospectus”).

(b) To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement, the Company shall file a new registration statement with respect to any additional Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Basic Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(c) On each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective, at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”), and at each deemed effective date with respect to the Manager pursuant to Rule 430B(f)(2) under the Act, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Act and the rules thereunder; on each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective, at the Execution Time, at each deemed effective date with respect to the Manager pursuant to Rule 430B(f)(2) under the Act, at each Applicable Time, at each Settlement Date, at each Time of Delivery (as defined in Section 3(j) of this Agreement) and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the date of any filing pursuant to Rule 424(b), the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b), at each Applicable Time, on each Settlement Date, at each Time of Delivery and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with the Manager Information (as defined in Section 7(b)).

(d) No order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission.

(e) For the purposes of this Agreement, “Applicable Time” means, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement. For the purposes of this Agreement, “Disclosure Package” means the Prospectus, as supplemented by the information listed on Schedule I hereto, taken together with the public offering price of Shares sold at the relevant Applicable Time as specified in a Terms Agreement and any other Issuer Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package. The Disclosure Package, as of each Applicable Time, on each Settlement Date, and as of each Time of Delivery, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus, if any, does not conflict with the information contained in the Registration Statement or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Disclosure Package as of each Applicable Time, on each Settlement Date, and as of the Time of Delivery will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus or the Prospectus (or any supplement thereto) in reliance upon and in conformity with the Manager Information.

(f) The documents incorporated by reference in the Prospectus, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Manager Information.

(g) [Reserved.]

(h) (i) (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; and (ii) at the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares, and at the date hereof, the Company was not and is not an "ineligible issuer," as defined in Rule 405 under the Act.

(i) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Company is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the Shares.

(j) Each of the Company and its subsidiaries (i) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of organization with power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement and the Prospectus, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except, in the case of clause (ii), for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, result or reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, or on the earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(k) Except as otherwise disclosed in the Registration Statement and the Prospectus, the subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined by Rule 1-02 of Regulation S-X).

(l) All the outstanding shares of capital stock, membership interests, partnership interests or other ownership interests (as applicable) of each of the Company’s subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and, except as otherwise set forth in the Disclosure Package and the Prospectus, all outstanding shares of capital stock, membership interests, partnership interests or other ownership interests (as applicable) of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any material security, interest, claim, lien or encumbrance.

(m) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Prospectus; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Prospectus; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; except as set forth in the Disclosure Package and the Prospectus, the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares; and, except as set forth in the Disclosure Package and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(n) There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Prospectus under the heading “Description of Capital Stock” (as such description may be modified by any amendment or report filed for the purpose of updating such description, including any Annual Report on Form 10-K) insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.

(o) This Agreement has been duly authorized, executed and delivered by the Company.

(p) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(q) The Company is subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(r) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained under the Act, such as may be required under the blue sky laws of any jurisdiction in which the Shares are offered and sold.

(s) None of the execution and delivery of this Agreement, the issuance and sale of the Shares, the consummation of the transactions herein contemplated or the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon, any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter, bylaws or comparable constituting documents of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, with respect to clauses (ii) and (iii) only, for such breaches, violations or impositions of liens, charges or encumbrances as would not, individually or in the aggregate, result or reasonably be expected to result in a Material Adverse Effect or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(t) Except as otherwise stated in the Registration Statement and the Prospectus, neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Shares or other securities of the Company that have not been validly waived in writing.

(u) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X, have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and fairly present in all material respects, on the basis stated in the Registration Statement, the Prospectus and the information included or incorporated by reference therein.

(v) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that, individually or in the aggregate (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

Neither the Company nor any subsidiary has sustained, since the date of the latest audited financial statements included in the Registration Statement and the Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, other than as set forth or contemplated in the Registration Statement and the Prospectus and other than as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been (i) any Material Adverse Effect, or any development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any transaction which is material to the Company and its subsidiaries, taken as a whole, other than transactions in the ordinary course of business as such business is described in the Registration Statement and the Prospectus or (iii) any dividend or distribution of any kind, other than dividends or distributions from any subsidiary of the Company to another subsidiary or the Company, declared, paid or made on the security interests of the Company or its subsidiaries, in each case other than as set forth in the Registration Statement and the Prospectus.

(w) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(x) Neither the Company nor any subsidiary is in violation or default of (i) any provision of its charter, bylaws or comparable constituting documents, in each case, as amended, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except with respect to clauses (ii) and (iii) for such violations or defaults as would not, individually or in the aggregate, result or reasonably be expected to result in a Material Adverse Effect.

(y) KPMG LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants with respect to the Company within the meaning of the Act.

(z) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Shares.

(aa) The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated by the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or except in any case in which the nonpayment of which (including after giving effect to any assessments, fines or penalties that may be levied against the Company) would not have a Material Adverse Effect and except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(bb) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(cc) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost, in each case except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(dd) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(ee) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(ff) The Company maintains a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus is in compliance in all material respects with the Commission’s published rules, regulations and guidelines applicable thereto. As of the last date of the most recent fiscal quarter for which the Company has filed an annual report with the Commission, the Company and its subsidiaries’ internal controls over financial reporting were effective and, as of the last date of the most recent fiscal quarter for which the Company has filed a quarterly or annual report with the Commission, the Company and its subsidiaries were not aware of any material weakness in their internal control over financial reporting. Except as described in the Registration Statement and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been no change in the Company’s internal control over financial reporting that has materially affected the Company’s internal control over financial reporting except as set forth or contemplated in the Registration Statement and the Prospectus.

(gg) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and, except as set forth or contemplated in the Registration Statement and the Prospectus, such disclosure controls and procedures were effective as of the last date of the most recent fiscal quarter for which the Company has filed a quarterly or annual report with the Commission.

(hh) The Company has not taken, directly or indirectly, any action designed to or that has constituted, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ii) The Company and its subsidiaries (i) are, and for the past five years have been, in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law of the Company or any of its subsidiaries, except, with respect to each of clauses (i), (ii) and (iii) hereof, where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto). Except as set forth in the Registration Statement and the Prospectus, neither the Company nor any of the subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(jj) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(kk) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that would have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that would have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(ll) The Company is not aware of any failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(mm) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries has (i) made, offered, promised or authorized any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense related to political activity; (ii) made, offered, promised or authorized any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder, or the U.K. Bribery Act 2010 or any other applicable anti-corruption or anti-bribery law, statute or regulation (collectively, “Anti-Corruption Laws”); the Company and its subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 2(mm). Neither the Company nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of Anti-Corruption Laws.

(nn) The operations of the Company and its subsidiaries are conducted in all material respects in compliance with applicable financial recordkeeping and reporting requirements, money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(oo) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by, or is acting on behalf of, one or more individuals or entities that are, currently the subject or the target of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity (A) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or target of Sanctions or (B) in any other manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as manager, advisor, investor or otherwise).

(pp) Neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, except for a Sanctioned Person or Sanctioned Country that is, at the time of such future engagement in dealings or transactions by the Company, no longer a Sanctioned Person or Sanctioned Country, as the case may be. The Company and its subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve continued compliance with Sanctions.

(qq) The Common Stock constitutes an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(rr) The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of any at the market offering (within the meaning of Rule 415(a)(4) under the Act) of the Shares.

(ss) Except pursuant to this Agreement, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(tt) Neither the Company nor any of its subsidiaries have any debt securities or preferred stock that are rated by any “nationally recognized statistical rating agency” (as defined in Section 3(a)(62) of the Exchange Act).

(uu) Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares contemplated for sale pursuant to this Agreement by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of such Shares, and from and after the execution of this Agreement, the Company will not, directly or indirectly, offer or sell any Shares contemplated for sale pursuant to this Agreement by means of any “prospectus” (within the meaning of the Act) or use any “prospectus” (within the meaning of the Act) in connection with the offer or sale of such Shares, other than the Prospectus, as amended or supplemented from time to time in accordance with the provisions of this Agreement; the Company has not, directly or indirectly, prepared, used or referred to any Issuer Free Writing Prospectus other than those identified on Schedule I hereto.

Any certificate signed by any officer of the Company and delivered to the Manager or counsel for the Manager in connection with this Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Manager.

3. Sale and Delivery of Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Manager agree that the Company may from time to time seek to sell Shares through the Manager, acting as sales agent, or directly to the Manager acting as principal, as follows:

(a) The Company may submit to the Manager its orders (including any price, time or size limits or other customary parameters or conditions) to sell Shares on any Trading Day (as defined herein) in a form and manner as mutually agreed to by the Company and the Manager. As used herein, “Trading Day” shall mean any trading day on the Nasdaq Stock Market Inc.’s Global Select Market (“NASDAQ”).

(b) Subject to the terms and conditions hereof, the Manager shall use its reasonable efforts to execute any Company order submitted to it hereunder to sell Shares and with respect to which the Manager has agreed to act as sales agent. The Company acknowledges and agrees that (i) there can be no assurance that the Manager will be successful in selling the Shares, (ii) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement and (iii) the Manager shall not be under any obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company. The Manager may make sales pursuant to each order by any method permitted by law, including without limitation (i) by means of ordinary brokers’ transactions (whether or not solicited), (ii) to or through a market maker, (iii) directly on or through any national securities exchange or facility thereof, a trading facility of a national securities association, an alternative trading system, or any other market venue, (iv) in the over-the-counter market, (v) in privately negotiated transactions, or (vi) through a combination of any such methods. Sales of the Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

(c) The Company shall not authorize the issuance and sale of, and the Manager shall not sell as sales agent, any Share at a price lower than the minimum price therefor designated from time to time by the Company and notified to the Manager in writing. In addition, the Company or the Manager may upon notice to the other party hereto by telephone (confirmed promptly by email or facsimile), suspend an offering of the Shares with respect to which the Manager is acting as sales agent; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(d) The compensation to the Manager for sales of the Shares with respect to which the Manager acts as sales agent hereunder shall be up to 3.0% of the gross offering proceeds of the Shares sold pursuant to this Agreement as mutually agreed to in writing by the Manager and the Company. The foregoing rate of compensation shall not apply when the Manager, acting as principal, purchases Shares from the Company pursuant to a Terms Agreement. Any compensation or commission due and payable to the Manager hereunder with respect to any sale of Shares shall be paid by the Company to the Manager concurrently with the settlement for sales of the Shares by deduction from the proceeds from sales of the Shares payable to the Company. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(e) Settlement for sales of the Shares pursuant to this Agreement will occur on the second Trading Day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Manager for settlement on such date shall be issued and delivered by the Company to the Manager against payment of the Net Proceeds from the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares, in definitive form, by the Company or its transfer agent to the Manager’s or its designee’s account (provided the Manager shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, in return for payments in same day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (i) hold the Manager harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay the Manager any commission, discount or other compensation to which it would otherwise be entitled absent such default. If the Manager breaches this Agreement by failing to deliver the Net Proceeds to the Company on any Settlement Date for the Shares delivered by the Company, the Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount.

(f) If acting as sales agent hereunder, the Manager shall provide written confirmation (which may be by facsimile or email) to the Company following the close of trading on the NASDAQ each day in which the Shares are sold under this Agreement setting forth (i) the amount of the Shares sold on such day and the gross offering proceeds and Net Proceeds received from such sale and (ii) the commission payable by the Company to the Manager with respect to such sales.

(g) At each Applicable Time, Settlement Date, Representation Date (as defined in Section 4(k)) and Filing Date (as defined in Section 4(q)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein (and the completion of any diligence to verify such accuracy by the Manager), to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(h) Subject to such further limitations on offers and sales of Shares or delivery of instructions to offer and sell Shares as are set forth herein and as may be mutually agreed upon by the Company and the Manager, the Company shall not request the sale of any Shares that would be sold, and the Manager shall not be obligated to sell, (i) any time during the period from and including the day on which the Company issues a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations for a completed fiscal period (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K (a “Filing Time”) that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement, or (ii) during any other period in which the Company is in possession of material non-public information.

(i) If the Company wishes to offer or sell Shares at any time during the period from and including an Earnings Announcement through and including the time that is 24 hours after the corresponding Filing Time, the Company shall first (i) prepare and deliver to the Manager (with a copy to counsel to the Manager) a Current Report on Form 8-K that includes substantially the same financial and related information that was included in such Earnings Announcement (other than any earnings projections and similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Manager and, prior to its filing, obtain the consent of the Manager to such filing (which consent shall not be unreasonably withheld), (iii) provide the Manager with the officers’ certificate, opinions and letters of counsel and accountants’ letter specified in Sections 4(k), (l), (m) and (n), respectively, hereof, (iv) afford the Manager the opportunity to conduct a due diligence review in accordance with Section 4(o) hereof prior to filing such Earnings 8-K and (v) file such Earnings 8-K with the Commission, then the provision of clause (i) of Section 3(h) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. For purposes of clarity, the parties hereto agree that (A) the delivery of any officers’ certificate, opinion or letter of counsel or accountants’ letter pursuant to this Section 3(i) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, opinions and letters of counsel and accountants’ letters as provided in Sections 4(k), (l), (m) and (n), respectively, hereof, and (B) this Section 3(i) shall in no way affect or limit the operation of clause (ii) in Section 3(h), which shall have independent application.

(j) If the Company wishes to issue and sell the Shares pursuant to this Agreement directly to the Manager acting as principal (each, a “Placement”), it will notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which the Manager may decline to do for any reason in its sole discretion) or, wishes to accept amended terms proposed by the Company after further discussion, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(k) Each Placement shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Manager. The commitment of the Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth and in any Placement or Terms Agreement. Each Terms Agreement shall specify the number of the Shares to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares.

(l) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the board of directors of the Company, or a duly authorized committee thereof, and notified to the Manager in writing.

4. Agreements. The Company agrees with the Manager that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act in connection with the offering or sale of the Shares, the Company will not file any amendment of the Registration Statement or supplement in connection with the offering and sale of the Shares contemplated by this Agreement (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Basic Prospectus, the Disclosure Package or the Prospectus (excluding, for the avoidance of doubt, reports or other information to be filed by the Company under the Exchange Act that would be incorporated by reference into the Registration Statement and the Prospectus), unless the Company has furnished to the Manager a copy of such amendment or supplement for its review a reasonable period of time prior to filing, and the Company will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company has prepared the Prospectus, in a form approved by the Manager, and shall file such Prospectus, as supplemented at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) promptly after the Execution Time (but in any event within the time period described thereby) and will cause any supplement to the Prospectus to be prepared, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will notify the Manager of such timely filing. The Company, subject to this Section 4(a) and Section 4(c), will comply with the requirements of Rule 430B. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act in connection with the offering or sale of the Shares, the Company will promptly advise the Manager (A) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (B) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Shares as contemplated by this Agreement, any amendment to the Registration Statement or any new registration statement relating to the Shares shall have been filed or become effective (other than a prospectus supplement relating solely to the offering of securities other than the Shares contemplated for sale by this Agreement and other than documents incorporated by reference), (C) of the receipt of any comments from the Commission that are reasonably related to the transactions contemplated by this Agreement, (D) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information, in each case that are reasonably related to the transactions contemplated by this Agreement, (E) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or any the issuance of any order preventing or suspending the use of the Prospectus or any amendment or supplement thereto, or the institution or threatening of any proceeding for any of such purposes or pursuant to Section 8A of the Act or (F) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain at the earliest reasonably possible moment the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act, if any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Manager an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 promulgated under the Act.

(e) The Company will deliver to the Manager and counsel for the Manager, without charge, as the Manager or counsel for the Manager may reasonably request, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts; provided, however, that the Company shall not be required to furnish any such document to the Manager to the extent such document is available on EDGAR. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will deliver to the Manager and counsel for the Manager, without charge, for so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Manager may reasonably request; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Manager to the extent such document is available on EDGAR. The Prospectus furnished to the Manager will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g) The Company will use its reasonable best efforts to arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject or where it would be subject to taxation as a foreign business.

(h) The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and the Manager agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of any Issuer Free Writing Prospectus included in Schedule I hereto. Any such free writing prospectus consented to by the Manager or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(i) The Company will not (i) take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would materially alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (if requested by the Manager) (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than (A) an Interim Prospectus Supplement filed pursuant to Rule 424(b) pursuant to Section 4(q) of this Agreement, (B) a prospectus supplement relating solely to the offering or resale of securities other than the Shares or (C) the filing with the Commission of any report under the Exchange Act except such reports referred to in Section 4(k)(ii)), (ii) there is filed with the Commission under the Exchange Act any annual report on Form 10-K, quarterly report on Form 10-Q, or current report on Form 8-K that contains financial statements or financial information that is incorporated by reference into the Prospectus, or any amendment thereto, or (iii) the Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement (the date of such commencement (in the case that the above-mentioned request is made by the Manager),the date of each such recommencement and the date of each such event referred to in (i), (ii) and (iii) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered on such Representation Date, as the case may be, in form satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6(j) of this Agreement which were last furnished to the Manager are true and correct at the time of such Representation Date, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(j), modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(l) At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion of each of (i) O’Melveny & Myers LLP, counsel for the Company, or other counsel reasonably satisfactory to the Manager, and (ii) J. Nathan Jensen, Senior Vice President, Co-Head Renewable Fuels and Chief Legal Officer of the Company, each dated and delivered on such Representation Date, in form and substance satisfactory to the Manager, of the same tenor as the opinions referred to in Section 6(c) of this Agreement, but modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(m) At each Representation Date, Gibson, Dunn & Crutcher LLP, counsel for the Manager, shall deliver a written opinion and disclosure letter, dated and delivered on such Representation Date, in form and substance satisfactory to the Manager, of the same tenor as the opinions and disclosure letter referred to in Section 6(b) of this Agreement but modified as necessary to relate to the Registration Statement, the Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(n) At each Representation Date, the Company shall cause KPMG LLP, or other independent accountants for the Company appointed by the Audit Committee of the Board of Directors of the Company, to furnish the Manager a letter, dated and delivered on such Representation Date, in form and substance satisfactory to the Manager of the same tenor as the letter referred to in Section 6(d) of this Agreement but modified to relate to the Registration Statement, the Disclosure Package and the Prospectus, as amended and supplemented to the date of such letter.

(o) At each Representation Date, and at such other times as may be reasonably requested by the Manager (which shall be on a monthly basis or otherwise), the Company will conduct a due diligence session, in form and substance satisfactory to the Manager, which shall include representatives of the management of the Company and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate officers and agents of the Company during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, and their officers and agents, as the Manager may reasonably request.

(p) Nothing in this Agreement shall restrict the Manager from trading, and the Company acknowledges that the Manager may trade in the Common Stock for the Manager’s own account and for the account of its clients before, at the same time as, or after sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(q) The Company will either (i) disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, with regard to the relevant quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement, or (ii) on or prior to the earlier of (A) the date on which the Company shall file a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K in respect of any fiscal quarter in which sales of Shares were made by the Manager pursuant to this Agreement and (B) the date on which the Company shall be obligated to file such document referred to in clause (A) in respect of such quarter (each such date, and any date on which an amendment to any such document is filed, a “Filing Date”), the Company will file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b), which prospectus supplement will set forth, with regard to such quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement and deliver such number of copies of each such prospectus supplement to the NASDAQ as are required by such exchange.

(r) If, to the knowledge of the Company, the conditions set forth in Section 6(a) or 6(e) shall not be true and correct on the applicable Settlement Date or Time of Delivery, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(s) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(t) The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on NASDAQ and to maintain such listing.

(u) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or any similar rule) to be delivered under the Act, the Company shall file, on a timely basis, with the Commission and the NASDAQ all reports and documents required to be filed under the Exchange Act and the regulations thereunder.

(v) The Company shall cooperate with the Manager and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(w) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Disclosure Package and the Prospectus.

5. Payment of Expenses. The Company covenants and agrees with the Manager that the Company will pay or cause to be paid the following, whether or not the transactions contemplated hereby are consummated: (a) the fees, disbursements and expenses of the Company's counsel and accountants in connection with the registration of the Shares under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, each Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Manager; (b) all reasonable expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4(c) hereof, including, subject to the limitation in clause (d) below, the reasonable and documented fees and disbursements of counsel for the Manager in connection with such qualification and in connection with the Blue Sky survey; (c) all fees and expenses in connection with listing the Shares on NASDAQ; (d) the filing fees incident to, and the reasonable and documented fees and disbursements of counsel for the Manager in connection with, the transactions contemplated hereby, provided that the aggregate fees and disbursements of counsel for the Manager that the Company shall be obligated to reimburse shall not exceed $30,000 in the aggregate; (e) the cost of preparing the Shares; and (f) the cost and charges of any transfer agent or registrar. It is understood, however, that, except as provided in this Section, and Sections 7 and 8 hereof, the Manager will pay all of its own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Shares by them, and any advertising expenses connected with any offers they may make.

6. Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement and any Terms Agreement shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, true and correct (except to the extent such representations and warranties expressly related to a specific earlier date, in which case such representations and warranties shall be true and correct as of such specified earlier date), the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 4(a) hereof; each Interim Prospectus Supplement, if any, shall have been filed in the manner required by Rule 424(b) within the time period required by Section 4(q) of this Agreement; all material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time period prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose or pursuant to Section 8A of the Act shall have been initiated or, to the knowledge of the Company, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;

(b) Gibson, Dunn & Crutcher LLP, counsel for the Manager, shall have furnished to you, on every date specified in Section 4(m) of this Agreement such written opinion or opinions, dated as of such date, in form and substance satisfactory to you and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters

(c) (i) O’Melveny & Myers LLP, counsel for the Company, shall have furnished to you, on every date specified in Section 4(l) of this Agreement, such written opinion, dated as of such date, addressing the content included in Annex B hereto, in form and substance reasonably satisfactory to you; and (ii) J. Nathan Jensen, Senior Vice President, Co-Head Renewable Fuels and Chief Legal Officer of the Company, shall have furnished to you, on every date specified in Section 4(l), such written opinion, dated as of such date, addressing the content included in Annex C hereto, in form and substance reasonably satisfactory to you;

(d) The Company shall cause KPMG LLP, or other independent accountants for the Company appointed by the Audit Committee of the Board of Directors of the Company, shall have furnished to you, on every date specified in Section 4(n) of this Agreement, a letter or letters, dated as of such date, in form and substance reasonably satisfactory to you, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus;

(e) On or after each Applicable Time, there shall not have been (i) any change in the capital stock or long term debt of the Company or any of its subsidiaries or (ii) any change or effect in or affecting (x) the business, properties, general affairs, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth or contemplated in the Prospectus, or (y) the ability of the Company to perform its obligations under this Agreement, including the issuance and sale of the Shares, or to consummate the transactions contemplated in the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;

(f) the Financial Industry Regulatory Authority (“FINRA”) shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement;

(g) On or after each Applicable Time, there shall not have occurred any of the events described in Section 8(e)(i) through (v) of this Agreement.

(h) The Company shall have complied with the provisions of Section 4(f) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement;

(i) [Reserved.]

(j) The Company shall have furnished or caused to be furnished to the Manager, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by the chief executive officer or the President of the Company, and of the chief financial or chief accounting officer of the Company (or such other officer(s) of the Company as shall be agreed to by the Manager in connection with the delivery of the certificate), dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose or pursuant to Section 8A of the Act have been instituted or, to the Company’s knowledge, threatened by the Commission;

(ii) since the date of the most recent financial statements included in the Prospectus and the Disclosure Package, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus;

(iii) the representations and warranties set forth in Section 2 of this Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein related to materiality or a Material Adverse Effect, are true and correct with the same force and effect as though expressly made on and as of such date (except to the extent such representations and warranties expressly related to a specific earlier date, in which case such representations and warranties shall be true and correct as of such specified earlier date), and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions relating to materiality or a Material Adverse Effect, are true and correct in all material respects as those expressly made on and as of such date; and

(iv) the Company and its subsidiaries have complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such date.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Manager, the directors, officers, employees, affiliates and agents of the Manager and each person who controls the Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact included in the Basic Prospectus, the Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with the Manager Information (as defined below). This indemnity agreement will be in addition to any liability that the Company may otherwise have. As used in this Agreement, with respect to the Manager, “Manager Information” shall mean written information relating to the Manager furnished to the Company by the Manager specifically for inclusion in the documents referred to in the foregoing indemnity; it being understood and agreed upon that the only such information furnished by the Manager consists of the following information in the Prospectus furnished by or on behalf of the Manager: the information contained in the first sentence of the ninth paragraph under the caption “Plan of Distribution”.

(b) The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to the Manager Information. This indemnity agreement will be in addition to any liability which the Manager may otherwise have. The Company acknowledges that the Manager Information constitutes the only information furnished in writing by or on behalf of the Manager for inclusion in the Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include an admission of fault.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other from the offering of the Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Manager shall be deemed to be equal to the total underwriting discounts and commissions, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall the Manager be required to contribute any amount in excess of the amount by which the discount or commission, as the case may be, applicable to the Shares purchased by the Manager hereunder exceeds the amount of any damages that the Manager have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee, affiliate and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a)  The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Manager for the Company, then Section 4(s) shall remain in full force and effect with respect to the Manager and the Company, (ii) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 9, 10, 13 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time, with respect to the Manager. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 9, 10, 13 and 15 of this Agreement shall remain in full force and effect with respect to the Manager notwithstanding such termination.

(c) This Agreement shall remain in full force and effect until the earliest to occur of (i) termination pursuant to Sections 8(a) or (b) above, (ii) termination by mutual agreement of the parties, or (iii) the Settlement Date following the date that the aggregate gross sales proceeds of the Shares sold pursuant to this Agreement equals $100,000,000; provided that any such termination under clauses (ii) and (iii) shall in all cases be deemed to provide that Sections 2, 5, 7 and 9 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall, subject to Section 6 hereof, settle in accordance with the provisions of Section 3(e) of this Agreement.

(e) In the case of any purchase of Shares by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by NASDAQ, or trading in securities generally on either the NASDAQ or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or FINRA; (ii) a general banking moratorium on commercial banking activities shall have been declared by federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of hostilities involving the United States or any crisis or calamity involving the United States, or any change in the United States or international political, financial or economic conditions, as in the judgment of the Manager is material and adverse and makes it impracticable or inadvisable to proceed with the offering or delivery of the Shares in the manner and on the terms described in the Terms Agreement, the Disclosure Package and the Prospectus; (iv) in the judgment of the Manager there shall have occurred any Material Adverse Effect; or (v) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services in the United States.

9. Representations and Indemnities to Survive. The respective indemnities, rights of contribution, agreements, representations, warranties and other statements of the Company and the Manager, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Manager or any director, officer, employee, affiliate or controlling person of the Manager, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Manager, will be mailed, delivered or telefaxed to the Goldman Sachs & Co. LLC, at 200 West Street, New York, New York 10282, Attention: Registration Department; or, if sent to the Company, will be mailed, delivered or telefaxed to Clean Energy Fuels Corp. at 4674 MacArthur Court, Suite 800, Newport Beach, California 92660, Attention: Legal Department, facsimile number: +1 (949) 424-8285.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Manager shall be delivered or sent by mail, telex or facsimile transmission to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; or, if sent to the Company, will be mailed, delivered or telefaxed to Clean Energy Fuels Corp. at 4674 MacArthur Court, Suite 800, Newport Beach, California 92660, Attention: Legal Department, facsimile number: +1 (949) 424-8285.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Manager is required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Manager to properly identify its respective clients.

11. Successors. This Agreement shall be binding upon, and inure solely to the benefit of, the Manager, the Company and, to the extent provided in Sections 6 and 8 hereof, the officers and directors of the Company and each person who controls the Company or the Manager, or any director, officer, employee, or affiliate of the Manager, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from the Manager shall be deemed a successor or assign by reason merely of such purchase.

12. Time of the Essence. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission's office in Washington, D.C. is open for business.

13. No Fiduciary Duty. The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the Manager, on the other, (ii) in connection therewith and with the process leading to such transaction the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company, (iii) the Manager has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Manager has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement or in any Terms Agreement, (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate, and (v) none of the activities of the Manager in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Manager with respect to any entity or natural person. The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof. For the avoidance of doubt, the Company and the Manager hereby acknowledge and agree that the Equity Distribution Agreement, dated as of May 10, 2021, by and between the Company and the Manager is hereby terminated and of no further force and effect.

15. Applicable Law. This Agreement and any transaction contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would results in the application of any other law than the laws of the State of New York. The Company agrees that any suit or proceeding arising in respect of this Agreement or any transaction contemplated by this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

16. Waiver of Jury Trial. The Company and the Manager hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Amendment. This Agreement may be amended only with the written approval of both the Company and the Manager.

19. Tax Treatment. Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Manager’s imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

21

20. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that the Manager is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Manager is a Covered Entity or a BHC Act Affiliate of the Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature page follows.]

22

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Manager and the Company.

Very truly yours,

Clean Energy Fuels Corp.

By:	/s/ Robert M. Vreeland
Name:	Robert M. Vreeland
Title:	Chief Financial Officer

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted
as of the date first written above.

Goldman Sachs & Co. LLC

By:	/s/ Charles Park
Name:	Charles Park
Title:	Managing Director

[Signature Page to Equity Distribution Agreement]

SCHEDULE I

Issuer Free Writing Prospectuses included in the Disclosure Package:

None

Schedule I - 1

ANNEX A

Significant Subsidiaries

Clean Energy

Clean Energy Renewable Fuels, LLC

NG Advantage, LLC

Annex A - 1

ANNEX B

1.	The Company is a corporation validly existing in good standing under the laws of the State of Delaware, with corporate power to own its properties and assets and to conduct its business as described in the Disclosure Package and the Prospectus. The Company is qualified as a foreign corporation to do business in the State of California and is in good standing in the State of California.

2.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Agreement, one or more orders submitted by the Company for the sale of Shares pursuant to the terms of the Agreement, or any Terms Agreement (as defined in the Agreement) entered into pursuant to the terms of the Agreement and the Corporate Approvals, the Shares will be validly issued, fully paid and non-assessable.

3.	Holders of the capital stock of the Company are not entitled to any preemptive right to subscribe to any additional shares of the Company’s capital stock under the current Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws.

4.	Clean Energy (“Clean Energy”) is a corporation validly existing in good standing under the laws of the State of California; Clean Energy Renewable Fuels, LLC (“Renewables”) is a limited liability company validly existing in good standing under the laws of the State of Delaware; and NG Advantage, LLC (“NG”) is a limited liability company validly existing in good standing under the laws of the State of Delaware.

5.	The outstanding shares of the capital stock of Clean Energy are owned of record by the Company. The outstanding membership interests of Renewables are owned of record by Clean Energy. The outstanding membership interests of NG are owned 93.3% of record by the Company.

6.	The execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Agreement has been duly executed and delivered by the Company.

7.	No order, consent, permit or approval of any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Company is required on the part of the Company for the issuance and sale of the Shares or the execution and delivery of, and the performance of its obligations under, the Agreement, except (a) such as have been made or obtained prior to the date hereof, and (b) as may be required under the Securities Act (including the rules and regulations thereunder), the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder), foreign or state securities laws (including “Blue Sky” laws) or the bylaws and rules of the Financial Industry Regulatory Authority (“FINRA”).

8.	The execution and delivery by the Company of the Agreement do not, and the Company’s performance of its obligations under the Agreement will not, (a) violate the Certificate of Incorporation or the Bylaws, (b) violate, breach, or result in a default under, any existing obligation of or restriction on the Company under any agreement listed on Schedule A hereto (collectively, the “Material Agreements”) or (c) breach or otherwise violate any existing obligation of or restriction on the Company under any order, judgment or decree of any New York or federal court or governmental authority binding on the Company and identified on the Officer’s Certificate. We express no opinion with respect to (i) any provision of a Material Agreement to the extent that an opinion with respect to such provision would require making any financial, accounting or mathematical calculation or determination, or (ii) any violation or default (A) not readily ascertainable from the face of such order, judgment or decree or (B) arising under or based upon any cross-default provision insofar as it relates to a violation of or default under an agreement that is not a Material Agreement.

Annex B - 1

9.	The execution and delivery by the Company of the Agreement do not, and the Company’s performance of its obligations under the Agreement will not, violate the current Delaware General Corporation Law or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to the transactions of the type contemplated by the Agreement, except that we express no opinion regarding (a) any federal securities laws or foreign, state or Blue Sky securities laws, except as otherwise expressly stated herein in paragraphs 10, 11 and 12, or (b) Section 7 of the Agreement.

10.	Assuming the accuracy of the representations in the Officer’s Certificate, the Company is not, and after giving effect to the offering and sale of the Shares and application of the net proceeds from such transaction as described under the caption “Use of Proceeds” in the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended, required to register under such act.

11.	The Registration Statement (and the documents incorporated by reference therein), on the date it was filed, appeared on its face to comply in all material respects with the requirements as to form for registration statements on Form S-3 under the Securities Act and the related rules and regulations in effect at the date of filing, except that we express no opinion concerning the financial statements and other financial information contained or incorporated by reference therein. The Prospectus (and the documents incorporated by reference therein), as of its date and on the date it was filed, appeared on its face to comply in all material respects with the requirements as to form under the Securities Act and the related rules and regulations in effect at such dates, except that we express no opinion concerning the financial statements and other financial information contained or incorporated by reference therein. The Prospectus has been filed in accordance with Rule 424(b) under the Securities Act.

12.	The Registration Statement has become effective under the Securities Act and, based solely on a review of the list of stop orders on the Commission’s website at https://www.sec.gov/litigation/stoporders.shtml, no stop order suspending the effectiveness of the Registration Statement has been issued or, to our knowledge, threatened by the Commission.

13.	The statements in the Disclosure Package and the Prospectus under the caption “Description of Capital Stock,” insofar as they summarize provisions of the Certificate of Incorporation and Bylaws of the Company or the Delaware General Corporation Law, fairly present the terms of such documents and the Delaware General Corporation Law in all material respects.

2

ANNEX C

On the basis of and in reliance on, and subject to, the foregoing and other assumptions, qualifications and limitations set forth herein, as of the date hereof, to my knowledge and other than as set forth in the Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject, which if determined adversely to the Company or any its subsidiaries, would individually or in the aggregate have a Material Adverse Effect (as defined in the Agreement), and, to my knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Annex C - 1

ANNEX D

Clean Energy Fuels Corp.
Common Stock ($0.0001 par value)

TERMS AGREEMENT

[_______ __, 20__]

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Dear Sirs:

Clean Energy Fuels Corp., a corporation organized under the laws of Delaware (the “Company”), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated June 7, 2021 (the “Equity Distribution Agreement”), among the Company and Goldman, Sachs & Co. LLC (the “Manager”), to issue and sell to the Manager the securities specified in the Schedule I hereto (the “Purchased Shares”)[, and solely for the purpose of covering over-allotments, to grant to the Manager the option to purchase the additional securities specified in the Schedule I hereto (the “Additional Shares”)]. [Include only if the Manager has an over-allotment option]

[The Manager shall have the right to purchase from the Company all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Purchased Shares, at the same purchase price per share to be paid by the Manager to the Company for the Purchased Shares. This option may be exercised by the Manager at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of shares of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule I hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Shares.] [Include only if the Manager has an over-allotment option]

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] [Include only if the Manager has an over-allotment option], except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] [Include only if the Manager has an over-allotment option] in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares [and the Additional Shares] [Include only if the Manager has an over-allotment option], in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Annex D - 1

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Manager and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.

Very truly yours,

Clean Energy Fuels Corp.

By:
Name:
Title:

Annex D - 2

ACCEPTED as of the date first written above.

Goldman, Sachs & Co. LLC

By:
Name:
Title:

Annex D - 3

Schedule I to the Terms Agreement

Title of Purchased Shares [and Additional Shares]:

Common Stock

Number of Shares of Purchased Shares:

[Number of Shares of Additional Shares:]

[Price to Public:]

Purchase Price by Goldman, Sachs & Co. LLC:

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:

Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:

(1)	The opinion referred to in Section 4(l).

(2)	The opinion referred to in Section 4(m).

(3)	The accountants’ letter referred to in Section 4(n).

(4)	The officers’ certificate referred to in Section 4(k).

(5)	Such other documents as the Manager shall reasonably request.

Annex D - 4